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Exhibit 21

Aquila, Inc.
Subsidiaries
2004 Annual Report on Form 10-K

Subsidiary	Jurisdiction of Incorporation
Aquila Merchant Services, Inc.	Delaware
MEP Holdings, Inc.	Delaware
UtilCo Group Inc.	Delaware
MEP Investments, LLC	Delaware

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  Exhibit 21